[Aetna logo]                                             Aetna Inc.
Financial Services                                       151 Farmington Avenue
                                                         Hartford, CT 06156-8975



                                                         Michael A. Pignatella
                                                         Counsel
                                                         AFS Law, TS31
April 4, 2000                                            (860) 273-0261
                                                         Fax: (860) 273-9407



Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC  20549

Re:  Aetna Life Insurance and Annuity Company
     Post-Effective Amendment No. 3 to Registration Statement on Form S-2 Prospectus Title: Aetna Multi-Rate Annuity
     File No.: 333-49593

Dear Sirs:

As Counsel of Aetna Life Insurance and Annuity Company (the "Company"), I have represented the Company in connection with the Aetna Multi-Rate Annuity (the "Multi-Rate Annuity"), a multi-rate interest option available under certain variable annuity contracts, and the Form S-2 Registration Statement relating to such account.

In connection with this opinion, I have reviewed the Registration Statement on Form S-2 for the Multi-Rate Annuity, including the prospectus, and relevant proceedings of the Board of Directors.

Based upon this review, and assuming the securities represented by the Multi-Rate Annuity are issued in accordance with the provisions of the prospectus, I am of the opinion that the securities, when sold, will have been legally issued, and will constitute a legal and binding obligation of the Company.

I further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Michael A. Pignatella
-------------------------

Michael A. Pignatella
Counsel